Exhibit 10.9

Annual Incentive Compensation Plan

Performance-Based
Annual Incentive Compensation Plan

INTRODUCTION

Farmington Bank (the “Company”) is willing to provide annual cash incentive award opportunities for all employees, through the use of a Performance-Based Annual Incentive Compensation Plan (the “Plan”).  The annual incentive awards will provide a payment based upon attainment of specified goals and objectives.  The objective is to align the interests of these employees with the interests of the Company in obtaining superior financial results.

I.              OBJECTIVE & PURPOSE

The Company believes in pay for performance, and desires to implement a performance-based culture.  The Company is committed to rewarding employees for the achievement of annual performance goals.  This Plan is designed to reward and retain high performers, and to drive the overall success of the Company.  The Plan is also designed to reward employees for their part in achieving and exceeding both department and individual performance criteria.  It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria.

II.             PARTICIPATION/ELIGIBLITY

All regular employees (excluding temporary and casual labor employees) of the Company will be eligible to participate in the Plan.  The CEO shall provide the Compensation and Human Resource Committee of the Board (the “Committee”) with a summary of the annual incentive award tiers, the incentive award opportunities for each tier, the weighting of Company versus department/individual performance goals, and a summary of possible payouts. Each plan participant shall be notified of eligibility for participation in the Plan.

Additional eligibility requirements are the following:

✓	New employees must be employed by September 30th in a given calendar year (the “Plan Year”) to be eligible for an award related to performance in that Plan Year.

✓	Employees hired after September 30th must wait until the next Plan Year to be eligible for an award.

✓	Employees hired before September 30th who work a partial year will receive pro-rated awards based on months worked. A full month will be credited for any partial month worked.

✓	Plan participants must receive a minimum performance rating of “satisfactory” or better for the Plan Year to be eligible for any payout.

✓	A Plan participant must be an active employee as of the award payout date to receive an award.

✓
Notwithstanding the above, eligible employees whose employment is involuntarily terminated by the Company for any reason other than “Cause” or who terminate employment due to disability (as defined in the Company’s long-term disability plan), death or retirement (as defined in the Company’s qualified defined benefit pension plan) will receive a pro-rated award for the Plan Year based on months worked, even if they are not employed as of the award payout date. Such pro rata award will be determined at the same time as awards for continuing participants are determined (i.e., normally at the end of the Plan Year in accordance with Section IX) and payment will be made on the award payout date.  For purposes of this Plan, “Cause” means (a) willful malfeasance or willful misconduct by the eligible employee in connection with his or her employment; (b) continuing failure to perform such duties as are requested by any employee to whom the eligible employee reports, directly or indirectly or by the Board of Directors of the Company (the “Board”); (c) failure by the eligible employee to observe material policies of the Company; or (d) the commission by the eligible employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

III.	PLAN YEAR/PERFORMANCE PERIOD

The Plan operates on a calendar year basis (January 1st to December 31st) and Plan payouts will be made in a lump sum between January 1st and March 15th after the Plan Year end, unless previously deferred under the Company’s Voluntary Deferred Compensation Plan in accordance with the terms of such Voluntary Deferred Compensation Plan.  This same Plan Year is the performance-period for determining the amount of incentive awards to be paid following Plan Year end.

IV.           PLAN DESIGN

The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals.  The incentive ranges (as a percent of Salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance goals.  The table below provides the basic Plan design to be used each year.  For purposes of this Plan and the table below, “Salary” means an eligible employee’s’ annual base salary for the Plan Year for which the award may be earned. If an eligible employee works on a part-time basis, Salary means the annual wages payable to such employee for his or her regularly scheduled hours during the Plan Year for which the award may be earned, excluding over-time or other additional compensation and prior to reductions for contributions to benefit plans or other withholdings.  In the event of a change in Salary mid-year, the eligible employee’s Salary in effect as of the end of the Plan Year for which the award may be earned shall be used to determine the eligible employee’s award opportunity for such Plan Year. The basic Plan design shall be approved by the Board on an annual basis.

Tier	Incentive Ranges Percent of Salary			Award Objectives Weighting of Award
	Minimum	Target	Maximum	Bank	Individual/ Department
I	20.00%	40.00%	80.00%	85%	15%
II	12.50%	25.00%	50.00%	65%	35%
III-A	10.00%	20.00%	40.00%	25%	75%
III-B	10.00%	20.00%	30.00%	50%	50%
IV-A	7.50%	15.00%	30.00%	25%	75%
IV-B	7.50%	15.00%	22.50%	50%	50%
V-A	6.25%	12.50%	25.00%	25%	75%
V-B	6.25%	12.50%	18.75%	40%	60%
VI	5.00%	10.00%	15.00%	35%	65%
VII	3.75%	7.50%	11.25%	25%	75%
VIII	2.50%	5.00%	7.50%	25%	75%

V.            AWARD OPPORTUNITIES

Minimum, target, and maximum award opportunity levels, expressed as a percent of Salary, have been set for each eligible employee.  The actual payouts will be calculated using a ratable approach, where payouts are calculated as a proportion of minimum, target and maximum performance levels.  An example calculation is provided in Section VII.

A.	Minimum Performance: The minimum level of performance needed to begin to be eligible to receive an incentive award. (Rule of Thumb – achieved 90% of the time)

B.
Target Performance:  The budgeted, or expected, level of performance based upon both historical data and management’s best judgment of expected performance during the performance period.  (Rule of Thumb – achieved 50% to 60% of the time)

C.
Maximum Performance:  The level of performance which based upon historical performance and management’s judgment would be exceptional or significantly beyond the expected. (Rule of Thumb – achieved 10% to 20% of the time)

VI.           PERFORMANCE OBJECTIVES

The Plan will provide annual incentive awards to Plan participants based on overall Company and Department and/or Individual performance objectives.   The performance objectives are determined by using the Company’s performance history, peer data, market data, and management’s judgment of what reasonable levels can be reached, based on previous experience. Once the targeted performance is established, the minimum and maximum payout levels are also determined.  The specific performance criteria for each Plan participant will be determined by management and communicated via a goal setting worksheet.  These worksheets will clearly define the performance objectives at minimum, target, and maximum levels and will define the potential award opportunity for the Plan participants.

A.
Company Performance – The overall Company performance will be based on the Company’s overall success as measured by criteria determined by the Board and CEO. The percentage of payout for overall Company performance will be allocated based on the specific weighting of the Company goal based on the participant’s tier, and the actual performance compared to the pre-determined minimum, target, and maximum performance levels.

B.
Department or Individual Performance – Plan participants below Tier I of the Plan will also have a portion of their annual incentive award based on a combination of department and/or individual performance criteria.  The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criterion for the overall incentive award will vary based on the tier and Plan participant.

VII.         AWARD CALCULATION (Example)

The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of minimum, target and maximum award opportunities.  If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis.

An example of how a payout amount is determined is provided in the example below.

✓	Plan participant = Executive with a Salary of $100,000

✓	Award Opportunity = 20% of Salary at target and 40% of Salary at maximum

✓	Performance Objectives = 50% based on Company performance and 50% based on Department or Individual performance

Company Goal/s	Goal Weight (Total 100%)	Criteria (example)	Minimum	Target	Maximum	Actual Performance	Bonus Calculation	Actual Payment
50%	100%	Net Income	X Value	Y Value	Z Value	Y Value (Target)	Salary x Target Performance % x Company Goal % x Goal Weight %	$100,000 x 20% x 50% x 100% = $10,000
Dept. / Indiv. Goal/s	Dept./ Indiv. Goal Weight (Total 100%)	Criteria	Minimum	Target	Maximum	Actual Performance	Bonus Calculation	Actual Payment
50%	50%	Fee Income	X	Y	Z	Y (Target)	Salary x Target Performance % x Dept./Ind. Goal % x Goal Weight %	$100,000 x 20% x 50% x 50% = $5,000
	20%	Deposit Growth	A	B	C	C (Maximum)	Salary x Max Performance % x Dept./Ind. Goal % x Goal Weight %	$100,000 x 40% x 50% x 20% = $4,000
	5%	Loan Growth	Q	R	S	Q (Minimum)	Salary x Minimum Performance % x Dept./Ind. Goal % x Goal Weight %	$100,000 x 10% x 50% x 5% = $250
	25%	Other	L	M	N	M/N (Between Target & Max)	Salary x Between Targ. & Max Performance & x Dept./Ind. Goal % x Goal Weight %	$100,000 x 30% x 50% x 25% = $3,750
TOTAL PAYOUT								$23,000 (23%)

VIII.        EARNING OF ANNUAL INCENTIVE AWARDS

Incentive awards will be earned during each Plan Year/Performance Period.  If the Company does not meet minimum performance levels, there will be no payouts for the Company performance objectives and no award related to the department or individual performance objectives.

A.
Plan Gate: In order for the Annual Incentive Plan to be “activated”, the Company must achieve a minimum performance level.  This performance level is not related to the Company minimum, target, or maximum performance goals.  It is instead a minimum level of performance for which any incentive awards will be paid out.  If this minimum level of performance is not met, the Plan will not be “turned on” for that given year and no payouts will be made.

IX.          PAYMENT OF AWARDS

After all performance results are available at year-end, the awards will be calculated for each Plan participant and approved by the CEO. The Board of Directors shall approve awards to the CEO and to Executive Reports recommended by the CEO and to all other Plan participants on an aggregate basis as recommended by the CEO.  The CEO and the Board shall have full discretionary authority to determine and adjust such awards as provided in Section X.A. below.  Awards are then paid out as a special payment, less the necessary withholdings.

The following procedures will apply to the payment of awards:

✓
Payments will be made between January 1st and March 15th following the Plan Year for which the award was earned unless previously deferred under the Company’s Voluntary Deferred Compensation Plan in accordance with the terms of such Voluntary Deferred Compensation Plan.

✓	Except as otherwise provided in Section XI below, a Plan participant must be an employee at the time of the award payout in order to receive a payout.

✓	The result of the performance criteria is calculated as a percent of the participant’s Salary, as defined in Section IV, for the year with respect to which the award is payable.

X.            PLAN ADMINISTRATION

Administration of the Plan is the joint responsibility of the Board of Directors, the CEO and the Human Resources department of the Company.

A.         Responsibilities of the Board of Directors

The Board has the responsibility to approve, amend, or terminate the Plan as necessary. The actions of the Board shall be final and binding on all parties.  The Board shall also review the operating rules of the Plan from time to time and revise these rules if necessary.  The Board also has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan Year, and whether the figures should be adjusted to neutralize the effects of such events.  After approval by the Board, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan Year.

B.         Responsibilities of the CEO

The CEO of the Company administers the program directly and provides liaison to the Board, including the following specific responsibilities:

✓
Provide recommendations for the award opportunity amounts at target and maximum for tiers II and below.  The CEO will review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Board.  Awards for Plan participants other than Executive Reports will be presented to the Board in aggregate.

✓	Provide other appropriate recommendations that may become necessary during the life of the Plan. This could include such items as changes to Plan provisions.

C.	Responsibilities of Human Resources

The Human Resources department of the Company will act as the Plan Administrator with regard to responsibilities for tracking the performance criteria during the course of the Plan Year. Human Resources will also have the responsibility of determining the amount of the payouts following year end.  Additional responsibilities may be assigned to Human Resources by the Board or CEO.  All necessary reporting to outside auditors for inclusion in annual reporting will be carried out by the CEO or designee.

XI.          TERMINATION OF EMPLOYMENT

To encourage employees to remain employed by the Company, a participant must be an active employee of the Bank on the award payout date to receive an award except as provided below.

Involuntary Termination, Disability, Death or Retirement

Plan participants whose employment is involuntarily terminated by the Company for any reason other than Cause as defined in Section II above or who terminate employment due to disability (as defined in the Company’s long-term disability plan), death or retirement (as defined in the Company’s qualified defined benefit pension plan) will receive a pro-rated award for the Plan Year in which they terminate employment based on months worked during such Plan Year, even if they are not employed as of the award payout date. Credit for a full month will be earned for any partial month worked.  Such pro rata award will be determined at the same time as awards for continuing participants are determined (i.e., normally at the end of the Plan Year in accordance with Section IX) and payment will be made on the award payout date for the Plan Year in which the participant terminated.

XII.         AMENDMENTS AND PLAN TERMINATION

The Company has developed the Plan on the basis of existing business, market and  economic conditions, current services, and staff assignments. The Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Board of Directors.  The Board of Directors may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.  Notwithstanding the foregoing, no change or amendment may be made or approved that would cause an award to become subject to a tax penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

XIII.        PLAN FUNDING

The Plan is an unfunded obligation of the Bank. Obligations are accrued based on Bank performance results for a given year.  Achieving higher levels of performance will increase the Plan payouts to participants.  Similarly, achieving less than target performance will reduce the Plan payouts.  If the Company does not achieve its minimum performance goal (“the Gate” – See Section VIII), awards will not be paid.

XIV.       MISCELLANEOUS

A.
No Guarantee of Employment.  This Plan is not an employment policy or contract.  It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Plan participant.

B.	Non-Transferability. Awards under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner otherwise than by will or by the laws of descent and distribution.

C.
 Successors and Assigns. The Plan shall be binding on and enure to the benefit of all successors and assigns of the Company and a Plan participant, including without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant’s creditors.

D.
Reorganization. If the Company shall merge into or consolidate with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan.  Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

E.	Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

F.
Applicable Law.  The Plan and all rights hereunder shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law principles. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder so as not to subject an employee to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject an employee to the payment of any tax penalty or interest under Section 409A of the Code. It is intended that payments made under this Plan, which have not been deferred in accordance with the Company’s Voluntary Deferred Compensation Plan, shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  No awards under this Plan may be deferred except in accordance with the terms of the Company’s Voluntary Deferred Compensation Plan. If all or a portion of the payments provided under this Plan constitute taxable income to an employee for any taxable year that is prior to the taxable year in which such payments are to be paid to such employee as a result of the Plan’s failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations, the applicable payment shall be paid immediately to the employee to the extent such payment is required to be included in the employee’s income.